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               MORGAN STANLEY DEAN WITTER INSTITUTIONAL FUND, INC.

      AMENDMENT TO MSDW INVESTMENT MANAGEMENT INVESTMENT ADVISORY AGREEMENT

                         EMERGING MARKETS DEBT PORTFOLIO



          AMENDMENT (the "Amendment") TO INVESTMENT ADVISORY AGREEMENT dated as of May 1, 1997 by and between Morgan Stanley Institutional Fund, Inc. (now known as Morgan Stanley Dean Witter Institutional Fund, Inc.) (the "Fund") and Morgan Stanley Asset Management Inc. (now known as Morgan Stanley Dean Witter Investment Management Inc.) (the "Adviser") (the "Agreement").

                                    RECITALS

          WHEREAS, the Fund has executed and delivered the Agreement which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund set forth on Schedule A to such Agreement, as amended and supplemented from time to time.

          WHEREAS, the Fund has changed the management fee of the Emerging Markets Debt Portfolio (the "Portfolio").

                                   AGREEMENTS

          Now, therefore, the parties agree as follows:

          The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Portfolio will be as set forth below:

                   PORTFOLIO                   CONTRACTUAL RATE OF ADVISORY FEES
         Emerging Markets Debt Portfolio                     0.75%

          This Amendment may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

          The parties listed below have executed this Amendment as of the 12 day of October, 1999


MORGAN STANLEY DEAN WITTER                 MORGAN STANLEY DEAN WITTER
INVESTMENT MANAGEMENT INC.                 INSTITUTIONAL FUND, INC.

/s/ Harold J. Schaaff, Jr.                 /s/ Michael F. Klein
----------------------------               -----------------------
Name:    Harold J. Schaaff, Jr.            Name:  Michael F. Klein
Title:   Principal, General Counsel and    Title: President
         Secretary